SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

______________________________

Date of Report (Date of earliest event reported) February 10, 2005

Regal-Beloit Corporation

(Exact name of registrant as specified in its charter)

Wisconsin 1-7283 39-0875718

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

200 State Street, Beloit, Wisconsin 53511

(Address of principal executive offices) (Zip Code)

(608) 364-8800

Registrant's telephone number, including area code

Item 7.01. Regulation FD Disclosure.

On February 10, 2005, REGAL-BELOIT CORPORATION (the “Company”) issued a press release disclosing, among other things, the Company’s fourth quarter financial results for the reporting period ended December 31, 2004. A copy of the Company’s press release is attached as Exhibit 99 to this Current Report on Form 8-K (this “Current Report”).

The Company intends that certain matters disclosed in this Current Report (including the exhibit hereto) are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control that could cause actual results to differ materially from those anticipated as of February 10, 2005. Factors that could cause such a variance include, but are not limited to, cyclical downturns affecting the markets for capital goods, substantial increases in interest rates which impact the cost of the Company’s outstanding debt, the success of the Company’s management in increasing sales and maintaining or improving the operating margins of its business, the availability of or material increases in the costs of select raw materials or parts, actions taken by competitors, and the Company’s ability to satisfy various covenant requirements under its credit facility. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Current Report (including the exhibit hereto) are made only as of February 10, 2005, and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances.

Item 9.01 Financial Statements and Exhibits.

1. Not applicable.

2. Not applicable.

3. Exhibits. The following exhibit is being filed herewith.

(99) Press Release of REGAL-BELOIT CORPORATION

dated February 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

By: (s) David A. Barta

David A. Barta

Vice President, Chief Financial Officer

Dated: February 10, 2005

Exhibit 99

REGAL-BELOIT REPORTS 22% INCREASE

IN FULL YEAR 2004 EARNINGS PER SHARE

February 10, 2005 (Beloit, WI): James L. Packard, Chairman and Chief Executive Officer of REGAL-BELOIT CORPORATION (NYSE:RBC), today announced fourth quarter and full year 2004 financial results.

Net income in the fourth quarter of 2004 was $7.0 million, a 14.2% increase from $6.1 million reported in the fourth quarter of 2003. For the full year, net income rose 20.7% to $30.4 million as compared to the $25.2 million reported for the full year of 2003. Diluted earnings per share were $.28 and $1.22 for the fourth quarter and full year, respectively, increases of 16.7% and 22.0% from $.24 and $1.00 per share in the comparable periods of 2003. The fourth quarter results also included the impact of the favorable resolution of certain tax matters which offset, on an after tax basis, the non-cash adjustment of certain pension plans. The pension plan adjustment reduced income from operations by $2.1 million, or $1.3 million after-tax. The resolution of the tax matters resulted in a favorable income tax adjustment of $1.4 million.

Fourth quarter net sales of the Company increased 45.9% to $221.9 million from $152.1 million in the fourth quarter of 2003, establishing another quarterly sales record for the Company. Excluding the impact of the Commercial AC motor acquisition in August 2004, sales were $181.9 million, an increase of 19.6%. The record sales performance was driven by strong demand throughout the Company’s various markets. Sales for the quarter were strong in both operating segments with Mechanical Group sales increasing 15.0% and Electrical Group sales increasing 21.5% excluding the impact of the acquisition. For the full year, sales increased 22.2% to $756.6 million as compared to $619.1 million in 2003. Excluding the impact of the acquisition of the Commercial AC motor business, sales increased 13.5%.

Income from operations increased 13.8% to $13.0 million from $11.4 million reported for the fourth quarter of 2003. The gross profit for the quarter was 20.3% of sales as compared to 24.1% in the same period last year. Material inflation continued to reduce the margin performance of the Company as previous price increases by the Company did not offset the added levels of inflation that occurred in the quarter. Additionally, the Company experienced a significant increase in health benefit costs during the quarter. For the full year, income from operations increased 16.8% to $55.2 million from $47.2 million. Gross margins finished the year at 22.1% versus the 23.7% reported in 2003.

The Company’s debt increased to $547.6 million at the end of the year from $275.3 million at the end of the third quarter. The increase was primarily due to the purchase of General Electric’s HVAC motor business which was completed on December 31, 2004 at a price of approximately $400 million, of which $270 million was paid in cash and the balance in common stock of the Company. A balance sheet will not be published until a valuation for the recent acquisition is complete.

“While 2004 certainly presented challenges related to raw material costs, we are extremely pleased with our overall results and are excited about the future for REGAL-BELOIT,” said Packard, Chairman and CEO. “We have continued to execute our strategy and are continuing to see the benefits. The recent acquisitions, including the acquisition of CMT announced this week, have doubled the size of our Company on an annualized basis and firmly positioned REGAL-BELOIT as a market leader in both the electric motor and the mechanical power transmission businesses.”

“Earnings for the first quarter are projected to be in a range of $.37 - $.41 per share,” Packard added. “This guidance is inclusive of the guidance previously provided for the businesses acquired from GE and reflects the seasonality of the HVAC business.”

REGAL-BELOIT will be holding a telephone conference call pertaining to this news release at 10:00 AM CST (11:00 AM EST) on Thursday, February 10, 2005. Interested parties should call 866-297-6315, referencing the REGAL-BELOIT conference call. A replay of the call will be available through February 18, 2005 at 877-213-9653, access code 10870377.

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout United States, and in Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this news release may be forward looking statements. Actual results may differ from those contemplated. Forward looking statements involve risks and uncertainties, including but not limited to, the following risks: 1) cyclical downturns affecting the markets for capital goods, 2) substantial increases in interest rates that impact the cost of the Company’s outstanding debt, 3) our success in increasing sales and maintaining or improving the operating margins of our existing businesses and in integrating acquisitions, 4) the availability of or material increases in the costs of select raw materials or parts, 5) actions taken by our competitors, and 6) our ability to satisfy various covenant requirements under our credit facility. Investors are directed to the Company’s documents, such as its Annual Report on Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission.

Corporate Offices

200 State Street - Beloit, WI 53511-6254

608-364-8808 - Fax: 608-364-8818

STATEMENT OF INCOME	(Unaudited)
In Thousands of Dollars	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Sales	$ 221,933	$ 152,098	$ 756,557	$ 619,098
Cost of Sales	176,845	115,392	589,497	472,343
Gross Profit	45,088	36,706	167,060	146,755
Operating Expenses	32,135	25,324	111,898	99,529
Income From Operations	12,953	11,382	55,162	47,226
Interest Expense	2,229	1,555	6,787	6,462
Interest Income	95	29	182	79
Income Before Income Taxes and Minority Interest	10,819	9,856	48,557	40,843
Provision For Income Taxes	2,732	3,401	15,728	14,791
Income Before Minority Interest	8,087	6,455	32,829	26,052
Minority Interest in Income, Net of Tax	1,069	310	2,395	846
Net Income	$7,018.00>	$ 6,145	$ 30,434	$ 25,206
Per Share of Common Stock:
Earnings Per Share	$ .29	$ 25	$ 1.24	$ 1.01
Earnings Per Share-Assuming Dilution	$ .28	$ .24	$ 1.22	$ 1.00
Cash Dividends Declared	$ .12	$ .12	$ .48	$ .48
Average Number of Shares Outstanding	24,463,251	25,031,656	24,602,868	25,029,942
Average Number of Shares-Assuming Dilution	24,936,956	25,268,363	24,904,287	25,246,088

SEGMENT INFORMATION

In Thousands of Dollars

(Unaudited)

	Mechanical Group				Electrical Group
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
	2004	2003	2004	2003	2004	2003	2004	2003
Net Sales........	$51,431	$44,744	$199,590	$180,741	$170,502	$107,354	$556,967	$438,357
Income From Operations.......	$4,065	$3,158	$15,720	$13,349	$8,888	$8,224	$39,442	$ 33,877

NOTES TO FINANCIAL STATEMENTS

1. Certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from these statements and, therefore, these statements should be read in conjunction with the Company’s 2003 Annual Report and Securities and Exchange Commission filings

Corporate Offices

200 State Street Beloit, WI 53511-6254

608-364-8800 Fax: 608-364-8818